SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) March 18, 1998



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                              (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

Commencing with these quarterly results, NIKE will be showing more detail by providing international revenues on a regional basis. To facilitate prior-year comparisons, the table below breaks out financial results by region for Fiscal Years 1997 and 1998:

Divisional Revenues       Q1 97      Q2 97      Q3 97      Q4 97      FY97       Q1 98      Q2 98       Q3 98   Q4 98      FY98

USA Region
     Footwear          1,001,593    814,861    980,369    956,749  3,753,572  1,056,032    787,635    800,410    854,607  3,498,684
     Apparel             346,201    372,571    348,702    339,112  1,406,586    425,241    418,260    330,958    381,887  1,556,346
     Equipment & Other     6,694      6,721      9,411     18,640     41,466     19,049     17,671     16,325     31,337     84,382
                       ------------------------------------------------------------------------------------------------------------
          Total        1,354,488  1,194,153  1,338,482  1,314,501  5,201,624  1,500,322  1,223,566  1,147,693  1,267,831  5,139,412

Europe Region
     Footwear            304,769    241,888    371,530    278,929  1,197,116    384,051    245,550    329,017    307,998  1,266,616
     Apparel             151,310    129,717    177,237    133,690    591,954    218,288    143,046    239,004    195,525    795,863
     Equipment                 0          0          0        696        696      7,466      7,886      3,259     14,961     33,572
                       ------------------------------------------------------------------------------------------------------------
          Total           456,079    371,605   548,767    413,315  1,789,766    609,805    396,482    571,280    518,484  2,096,051

Asia Pacific Region
     Footwear             161,503    203,220   237,141    257,099    858,963    264,083    208,397    175,033    143,159    790,672
     Apparel               56,608    102,868    92,310    130,988    382,774    102,982    151,732     98,236    100,449    453,399
     Equipment                  0          0         0        156        156        442      2,547      2,816      3,995      9,800
                       ____________________________________________________________________________________________________________
          Total           218,111    306,088   329,451    388,243  1,241,893    367,507    362,676    276,085    247,603  1,253,871

Americas Region
     Footwear              82,266     72,121    80,393    100,116    334,896    121,487      91,213     91,385     98,951    403,036
     Apparel               24,421     29,436    24,274     34,056    112,187     45,582      50,752     41,681     48,194    186,209
     Equipment                  0          0         0      2,097      2,097      3,290       1,277      1,113      4,131      9,811
                      ______________________________________________________________________________________________________________
          Total           106,687    101,557   104,667    136,269    449,180    170,359     143,242    134,179    151,276    599,056

Total NIKE Brand        2,135,365  1,973,403 2,321,367  2,252,328  8,682,463  2,647,993   2,125,966  2,129,237  2,185,194  9,088,390
Revenue

Other Brands              146,561    133,631   102,281    121,603    504,076    118,106     129,306     94,758    122,566    464,736


Total NIKE Inc.         2,281,926  2,107,034 2,423,648  2,373,931  9,186,539  2,766,099   2,255,272  2,223,995  2,307,760  9,553,126
Revenues

On September 17, 1998, NIKE, Inc. issued the following press release regarding financial results for the first fiscal quarter ended August 31, 1998:



                          DRAFT 09/17/98 9:57 AM
                          ----------------------


                           FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                					INVESTOR CONTACT:
Lee Weinstein						                               	Rick Anguilla
503.671.3080					                                		503.671.3139

               NIKE REPORTS FIRST QUARTER 1999 EARNINGS;
             WORLDWIDE FUTURES ORDERS DECREASE 15 PERCENT;
           WORKFORCE REDUCTION SET FOR ASIA PACIFIC OPERATIONS

Highlights:
  Revenues for the quarter decreased 9% to $2.50 billion; Earnings per share
     $0.56 versus $0.85
  Global footwear revenues down 19 percent; global apparel up 6 percent Worldwide Futures Orders decreased 15 percent; down 13 percent in constant dollars
  Approximately 300 positions to be eliminated in Asia Pacific operations

Beaverton, OR (September 17, 1998) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's first quarter ended August 31, 1998. First quarter net income totaled $163.8 million or $0.56 per diluted share compared to $253.1 million, or $0.85 per diluted share. First quarter revenues were $2.50 billion, down 9 percent from $2.77 billion last year.

The Company also announced that it plans to eliminate approximately 300 positions throughout its Asia Pacific operations to better align its overall cost structure and organization with planned revenue levels. This represents a workforce reduction of approximately 15 percent in the region.*

Philip H. Knight, Chairman and CEO, said, "Our results were helped by lower than expected spending in the first quarter. While we expect that spending will reach more normal levels beginning in the second quarter of this year, we remain focused on effectively managing our cost structure going forward, as evidenced by the actions we announced today regarding our Asia Pacific operations. Our goal in this region is to create a profitable business model in the near-term while building the appropriate infrastructure for long-term growth.*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery between September 1998 and January 1999 total $3.2
billion, 15 percent lower than such orders for the same period last year.   Had
the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have decreased 13 percent.*



Looking at futures orders by region, the USA region was down 7 percent, Europe decreased 1 percent, Asia Pacific was down 56 percent and the Americas was down 24 percent. In constant dollars, futures orders for Europe decreased
4 percent, Asia Pacific decreased 45 percent and Americas was down 9 percent.*

Regional Highlights

USA
U.S. athletic footwear revenues declined 13 percent to $917.4 million, compared to $1,056.0 million in the same period last year. U.S. athletic apparel revenues declined 5 percent in the quarter to $405.2 million. Despite the lower revenues, the reduced level of close-out revenues in footwear resulted in higher gross margins relative to the last few quarters. Mr. Knight noted, "In the U.S., the recent promotional nature in some segments of the athletic retail market is challenging perceptions about our industry's pricing paradigm. In this environment, our focus is on generating profitable growth for NIKE and our retail partners who remain committed to the athletic market."

Europe
European revenues in the quarter increased 12 percent to $680.9 million. Had the dollar remained constant at year-ago levels, revenues would have increased 9 percent. France, Italy, Spain and Germany all posted strong double digit revenue increases in the quarter. Mr. Knight added, "While our futures orders indicate a continued slowdown in the rate of growth in Europe, our focus is on maintaining profitability in a slowing top-line environment through inventory management and cost containment."

Asia Pacific
Revenues in the Asia Pacific region declined 46 percent to $199.1 million. In constant dollars, regional revenues decreased 35 percent. Revenues in Japan declined 53 percent and 45 percent in constant dollars.

Americas
Revenues in the Americas region declined 15 percent to $144.9 million. Had the dollar remained constant, revenues would have decreased 10 percent.

Income Statement Review

In the first quarter, consolidated revenues decreased 9 percent and would have decreased 8 percent had the dollar remained constant. Other brand revenues, which include Bauer, Cole Haan-Registered Trademark-, Tetra Plastics and Sports Specialties,increased 12 percent to $132.1 million. Gross margins in the quarter were 37.6percent compared to 39.8 percent last year. Selling and administrative expenses were 26.1 percent of first quarter revenues, compared to 23.8 percent last year.

Balance Sheet Review

Cash and short-term investments decreased to $167.8 in the first quarter. The current ratio as of August 31, 1998 was 2.2 to 1. Inventories totaled $1.16 billion, a decrease of 17 percent compared to May 31, 1998, and down 10 percent from August 31, 1997. Total U.S. footwear inventory units ended the quarter down 35 percent compared to May 31, 1998, and down 29 percent from August 31, 1997.

Share Repurchase

As of August 31, 1998, the Company had purchased a total of 2,506,000 shares of NIKE's Class B Common Stock for approximately $106 million in the open market in conjunction with the $1 billion share repurchase program approved in December 1997. During the first quarter, the Company purchased a total of 1,265,000 shares for approximately $52 million.


NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Bauer Inc., the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties Corporation, which markets a full line of licensed headwear. Total revenues for the trailing twelve months ending August 31, 1998, were $9.3 billion.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by
NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.   Some forward-
looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

NIKE's earnings releases and other financial information are available on the Internet at NikeBiz.com.




                       CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE QUARTER ENDED AUGUST 31, 1998

                      (In millions, except per share data)


INCOME                                     QUARTER ENDING
STATEMENT                     8/31/98          8/31/97        % Chg
=====================================================================
Revenues                     $2,504.8         $2,766.1          -9%
Cost of Sales                 1,562.6          1,665.5          -6%
Gross Profit                    942.2          1,100.6         -14%
                                37.6%            39.8%
SG&A                           652.6            658.9           -1%
                               26.1%            23.8%
Interest Expense                14.2             16.9          -16%
Other                            4.6             13.2          -65%
                           ---------------------------

Pre-tax Income                 270.8            411.6          -34%
Income Taxes                   107.0            158.5          -32%
                               39.5%            38.5%
                           ---------------------------

Net Income                  $  163.8         $  253.1          -35%
                           =========================================
Diluted EPS                 $   0.56         $   0.85          -34%
Basic EPS                   $   0.57         $   0.87          -34%
                           =========================================

Weighted Average Common Shares Outstanding:

Diluted                       292.0             297.5
Basic                         286.7             289.9
                           =========================================
Dividend                      $0.12             $0.10
                           =========================================

======================================================
BALANCE SHEET                8/31/98          8/31/97
======================================================
   ASSETS
Cash & Investments          $  167.8         $403.1
Accounts Receivable          1,755.0        1,992.4
Inventory                    1,160.1        1,293.6
Deferred Taxes                 158.2          129.4
Prepaid Expenses               168.0          184.3
    Current Assets           3,409.1        4,002.8

Fixed Assets                 1,879.3        1,513.5
Depreciation                   702.1          541.2
    Net Fixed Assets         1,177.2          972.3
Identifiable Intangible
   Assets and Goodwill         436.5          459.3
Other Assets                   281.8          191.0

Total Assets                $5,304.6       $5,625.4
                          ============================


  LIAB AND EQUITY
Current Long-Term Debt      $    1.3       $    2.8
Payable to Banks               348.3          428.7
Accounts Payable               432.5          534.7
Accrued Liabilities            638.5          662.3
Income Taxes Payable           112.3          167.1
  Current Liabilities        1,532.9        1,795.6

Long-term Debt                 375.7          393.2
Def Inc Taxes & Oth Liab        46.6           50.8
Preferred Stock                  0.3            0.3
Common Equity                3,349.1        3,385.5
                          --------------------------
Total Liab. & Equity        $5,304.6       $5,625.4
                          ==========================




                                      QUARTER ENDING
Divisional Revenues          8/31/98        8/31/97       % Chg
=================================================================
USA Region
     Footwear               $  917.4       $1,056.0        -13%
     Apparel                   405.2          425.2         -5%
     Equipment                  25.2           19.1         32%
                           -------------------------
          Total              1,347.8        1,500.3        -10%

Europe Region
     Footwear                  354.2          384.0         -8%
     Apparel                   310.8          218.3         42%
     Equipment                  15.9            7.5        112%
                            ------------------------
          Total                680.9          609.8         12%

Asia Pacific Region
     Footwear                  111.1          264.1        -58%
     Apparel                    82.0          103.0        -20%
     Equipment                   6.0            0.4       1400%
                            ------------------------
          Total                199.1          367.5        -46%

Americas Region
     Footwear                   97.8          121.5        -20%
     Apparel                    44.3           45.6         -3%
     Equipment                   2.8            3.3        -15%
                            ------------------------
          Total                144.9          170.4        -15%

Total NIKE Brand Revenues    2,372.7        2,648.0        -10%

Other Brands                   132.1          118.1         12%

Total NIKE Inc. Revenues    $2,504.8       $2,766.1         -9%


  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  September 17, 1998


                                         By /s/ Robert E. Harold
                                            Chief Financial Officer